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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Taseko Mines Limited

We consent to the use of our reports dated March 28. 2011, with respect to the consolidated balance sheets of Taseko Mines Limited as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2010 and 2009 and the fifteen-month period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
March 30, 2011

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.